Exhibit 99.1

BIOHAVEN ANNOUNCES CLOSING OF $144M PUBLIC OFFERING OF COMMON SHARES, INCLUDING FULL EXERCISE OF UNDERWRITERS' OPTION TO PURCHASE ADDITIONAL SHARES

December 17, 2018
NEW HAVEN, Conn., Dec. 17, 2018 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) ("Biohaven" or the "Company"), a clinical‑stage biopharmaceutical company with a portfolio of innovative, late‑stage product candidates targeting migraine and neurological diseases, including rare disorders, announced today the closing of its underwritten public offering of 3,859,060 of its common shares, including the full exercise of the underwriters' option to purchase additional shares, at a price to the public of $37.25 per share. The aggregate gross proceeds to Biohaven from the offering, before deducting the underwriting discounts and commissions and offering expenses payable by Biohaven, were approximately $143.7 million.
Goldman Sachs & Co. LLC and Piper Jaffray & Co. acted as joint book-running managers of the offering. Morgan Stanley and Cantor Fitzgerald & Co. acted as bookrunners. William Blair acted as co-manager.
The offering was made only by means of a prospectus.  Copies of the final prospectus related to the offering may be obtained from the offices of Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by email at prospectus@pjc.com.
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission ("SEC"). Copies of the registration statement can be accessed through the SEC's website at http://www.sec.gov. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Contact
Dr. Vlad Coric
Chief Executive Officer
Biohaven Pharmaceutical Holding Company Ltd.
Phone: (203) 404-0410
Email: vlad.coric@biohavenpharma.com